EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of NiSource Inc. on Form S-8 of our report dated March 7, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of FASB Statement No. 143, “Accounting for Retirement Obligations”) relating to the consolidated financial statements and financial statement schedules of NiSource Inc., and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of NiSource Inc. for the year ended December 31, 2004.
/s/ Deloitte & Touche LLP
Indianapolis, Indiana
August 24, 2005